Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of One Horizon Group, Inc. (the “Company”) of our report dated April 2, 2018 related to the consolidated financial statements of the Company as of and for the years ended December 31, 2017 and 2016 which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Cherry Bekaert LLP
Tampa, Florida

Dated: September 7, 2018